UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities exchange act of 1934

Date of Report (Date of earliest event reported):  January 25, 2010

CENVEO, INC.
(Exact Name of Registrant as Specified in Charter)

Colorado	1-12551	84-1250533
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Canterbury Green, 201 Broad Street, Stamford, CT	06901
(Address of Principal Executive Offices)	(Zip Code)

    Registrant's telephone number, including area code:  (203) 595−3000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)

[ ]	Pre-commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e−4(c))

Item 1.01    Entry into a Material Definitive Agreement

Amendment to Senior Secured Credit Facility

As previously announced, on January 25, 2010, we entered into a fourth amendment to our Credit Agreement, dated as of June 21, 2006, as amended (the “Credit Agreement”), among Cenveo Corporation, the Company, Bank of America, N.A., as Administrative Agent, and the other lenders party thereto that will become effective upon the satisfaction of certain conditions that include the closing of Cenveo Corporation’s offering of Senior Second Lien Notes due 2018 pursuant to Rule 144A and Regulation S.  The amendment, among other things, resets the existing financial covenants and adds a new financial covenant providing for a maximum consolidated first lien leverage ratio. Pursuant to the amendment, permitted borrowings under the revolving credit facility under the Credit Agreement will be reduced from $187.5 million to $150.0 million and the proceeds from the notes offering, net of fees and expenses, will be used to pay down at least $300 million of the term loans outstanding and a portion of revolving credit loans then outstanding under the Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 29, 2010

CENVEO, INC.

By:	/s/ Mark S. Hiltwein
Mark S. Hiltwein
Chief Financial Officer